Exhibit 4.1
FOURTH SUPPLEMENTAL INDENTURE
This Fourth Supplemental Indenture (this “Supplemental Indenture”), dated as of May 12, 2023, among Greene’s Energy Group, LLC, a Texas limited liability company (the “Guaranteeing Subsidiary”), a subsidiary of KLX Energy Services Holdings, Inc., a Delaware corporation (the “Company”), Wilmington Trust, National Association, as trustee (the “Trustee”) and notes collateral agent (the “Collateral Agent”).
W I T N E S S E T H
WHEREAS, each of the Issuer and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture, dated as of October 31, 2018 (as amended or supplemented to date, including by the First Supplemental Indenture, dated as of November 16, 2018, the Second Supplemental Indenture, dated as of May 13, 2019, and the Third Supplemental Indenture, dated as of August 25, 2020, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 11.500% Senior Secured Notes due 2025 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and
WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article XI thereof.
3.Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
4.Waiver of Jury Trial. EACH OF THE GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
5.Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.
GREENE’S ENERGY GROUP, LLC

By:    /s/ Max L. Bouthillette
Name:    Max L. Bouthillette
Title:    Vice President & Secretary
KLX ENERGY SERVICES HOLDINGS, INC., as Issuer
By:    /s/ Max L. Bouthillette
Name:    Max L. Bouthillette
Title:    Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Collateral Agent
By:    /s/ Barry D. Somrock
Name:    Barry D. Somrock
Title:    Vice President
[Signature Page to
Fourth Supplemental Indenture]